Exhibit 10.5

                       EXECUTIVE CONSULTING AGREEMENT

      EXECUTIVE CONSULTING AGREEMENT, made as of the 1st day of January 2002, by and between NBTY, INC. (the "Company") and RUDOLPH MANAGEMENT ASSOCIATES, INC., a Florida corporation.

                            W I T N E S S E T H:

      WHEREAS, ARTHUR RUDOLPH was the founder of the Company and has previously served as Chairman of the Board, President and Chief Executive Officer of the Company,

      WHEREAS, ARTHUR RUDOLPH's services have been instrumental to the growth and development of the Company,

      WHEREAS, management of the Company recognizes that his services as an Executive Consultant to the Company will provide additional depth and experience to management,

      WHEREAS, ARTHUR RUDOLPH has agreed to continue to make his services available to the Company through his consulting company, Rudolph Management Associates, Inc. ("RMA"), and

      WHEREAS, the Company desires to retain the unique experience, background, ability and services of ARTHUR RUDOLPH as an Executive Consultant from the effective date hereof.

      NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and for other good and valuable consideration, the parties agree as follows:

      1. Retention. The Company hereby retains RMA to provide the services of ARTHUR RUDOLPH and ARTHUR RUDOLPH hereby accepts the engagement of Executive Consultant from January 1, 2002 through December 31, 2002.

      2. Duties. During the period of this Agreement, ARTHUR RUDOLPH shall devote such amount of his time and energies as he may deem necessary and, if elected, shall serve as a Director of the Company and shall perform duties customarily incident thereto and such other duties as may from time to time be assigned to him by the Board of Directors.

      3.    Executive Consulting Compensation.

      (a) During the period of this Agreement, the Company shall pay to ARTHUR RUDOLPH, through RMA, a fee ("Consulting Fee"), the amount of which


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shall be fixed by the Board of Directors of the Company, from time to time during such period, provided that, in no event shall ARTHUR RUDOLPH's Consulting Fee be at a rate lower than Thirty Three Thousand Three Hundred Thirty Three Dollars ($33,333.00) per month. Such Consulting Fee shall be paid to ARTHUR RUDOLPH on a monthly basis.

      (b) Benefits. ARTHUR RUDOLPH shall also be provided by the Company with such insurance benefits (including life and medical insurance) as the Company generally provides for any group or class of executives of which ARTHUR RUDOLPH would have been a member had he been employed by the Company.

      4. Disability. In the event ARTHUR RUDOLPH shall become disabled during the period of this Agreement, his Consulting Fee shall continue at the same rate that it was on the date of such disability. If ARTHUR RUDOLPH shall receive any disability payments from any insurance policy paid for by the Company, the payments to ARTHUR RUDOLPH during any period of disability shall be reduced by the amount of disability payments received by ARTHUR RUDOLPH under such insurance plans or policies. For the purposes of this Agreement, disability shall mean mental or physical illness or condition rendering ARTHUR RUDOLPH incapable of performing his normal consulting duties with the Company.

      5. Expenses. It is recognized that, during the term of this Agreement, ARTHUR RUDOLPH will have to incur certain out-of-pocket expenses in connection with the services to be rendered hereunder. If ARTHUR RUDOLPH does incur such expenditures for travel, lodging, entertainment and the like, the Company will reimburse ARTHUR RUDOLPH for such expenditures.

      6. Non-Competition. In consideration for this Agreement, RMA and ARTHUR RUDOLPH agree not be engaged in any business or enterprise which competes with the present business of the Company during the term of this Agreement.

      7. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the Company, its successors and assigns, including, without limitation, any person, partnership, company or corporation which may acquire substantially all of the Company's assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined, and shall inure to the benefit of, and be binding upon the Company, RMA and ARTHUR RUDOLPH, his heirs, distributees, personal representatives, its successors and assigns.

      8. Waiver. Failure to either party to insist on any one or more instances upon performance or any terms or conditions of this Agreement shall not be construed a waiver of future performance of any such term, covenant or condition but the obligations of either party with respect thereto shall continue in full force and effect.

      9. Entire Agreement. This Agreement supersedes all previous understandings and agreements between ARTHUR RUDOLPH and the Company and


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contains the entire understanding and agreement between the parties with respect to the subject matter hereof.

      10. Vesting of Rights. Since RMA and ARTHUR RUDOLPH will render valuable services to the Company in reliance upon this Agreement, the rights and obligations created hereunder are hereby vested, and may not be revoked, rescinded, modified or amended by any subsequent action of the Board of Directors of the Company. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

      11. Applicable Law. This Agreement shall be construed and enforced according to the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

RUDOLPH MANAGEMENT                     NBTY, INC.
ASSOCIATES, INC.

By: /s/ Arthur Rudolph                 By: /s/ Harvey Kamil
-----------------------------------    ------------------------------------
Name:  Arthur Rudolph                  Name:  Harvey Kamil
Title: President                       Title: President


Agreed and Consented:

/s/ Arthur Rudolph
-----------------------------------
ARTHUR RUDOLPH, individually


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